Exhibit 10.2

Loan Agreement

This Loan Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and between the Parties below as of April 7, 2017, in Beijing, China:

Party A (“Lender”): Jinzhuo Hengbang Technology (Beijing) Co., Ltd.

Party B (“Borrower”): Beijing Tusen Weilai Technology Co., Ltd.

For the purposes of the Agreement, Party A and Party B shall be hereinafter referred to as the “Parties” collectively, and as a “Party” respectively.

WHEREAS:

(1)

Party B is entrusted by Party A to seek potential investment projects and enter into letters of intent, and for the purpose of paying the investment advance payment, Party B needs to borrow RMB Ten Million (¥10,000,000.00) from Party A;

(2)	Party A agrees to provide the aforesaid loan to the Borrower in accordance with the terms and conditions set forth in the Agreement.

On the basis of equality and mutual benefit and through friendly consultation, the Parties agree as follows:

Article 1 Amount of Loan

Party A agrees to lend RMB Ten Million (¥10,000,000.00) to Party B (hereinafter referred to as the “Loan” or the “Loan Principal”) within five (5) days from the date of the Agreement.

Article 2 Interest

The Loan under this Agreement is without interest.

Article 3 Purpose of the Loan

Party B undertakes that the Loan hereunder shall and shall only be used for the investment advance payment for the projects designated by Party A.

Article 4 Term of the Loan

1.	The term of the Loan shall be 12 months from the date of the Agreement.

2.

Party A shall have the right to shorten or extend the term of the Loan by giving a prior written notice to Party B, and such shortening or extension shall take effect immediately from the effective date set forth in the written notice served by Party A to Party B.

Article 5 Time and Method of Repayment

Unless otherwise agreed herein, Party B shall repay the full amount of the Loan to Party A on time in any of the following ways:

1.

Party B shall repay the full amount of principal and interest (if any) by a lump-sum payment on the maturity date of the loan set forth in Article 4 hereof, and the repayment currency shall be the same as the borrowing currency; or

2.

Party A shall have the right to request the Borrower to repay the debts owed by the Borrower to Party A hereunder by transfer of equity interest to offset the debts or by other means designated by Party A.

Article 6 Party A’s Covenants

1.	Party A shall the Loan to Party B under the Agreement in full and on time;

2.	Party A shall keep Party B’s debts, financial and operational information confidential.

Article 7 Party B’s Covenants

1.	Party B shall use the Loan for the purpose set forth herein and use the total amount of the Loan only for the purpose set forth in Article 3 hereof;

2.	Party B shall not use the Loan to engage in illegal activities;

3.	Party B shall repay the full amount of the Loan Principal on time.

Article 8 Liability for Default

1.

Any Party that directly or indirectly violates any provision of the Agreement or does not assume or fails to timely and fully assume its obligations under the Agreement constitutes a breach of contract, the non-breaching Party shall have the right by written notice to require the breaching Party to cure its breach and take adequate, effective and prompt measures to eliminate the consequences of default and to compensate the non-breaching Party for the losses incurred by the breaching Party as a result of the breach.

2.

If, after the occurrence of default, the non-breaching Party reasonably and objectively determines that such breach has rendered the performance of the non-breaching Party’s corresponding obligations under the Agreement impossible or unfair, the non-breaching Party shall be entitled to notify the breaching Party in writing that the non-breaching Party will temporarily suspend the performance of its corresponding obligations under the Agreement until the breaching Party ceases its breach, takes adequate, effective and prompt measures to eliminate the consequences of default and compensates the non-breaching Party for the losses incurred by the breaching Party as a result of the breach.

3.

The breaching Party shall indemnify the non-breaching Party for its losses including direct economic losses, any foreseeable indirect losses and additional costs incurred by the breaching Party as a result of the default, including but not limited to attorney’s fees, litigation and arbitration costs, financial costs and travel expenses.

Article 9 Governing Law

The execution, effectiveness, construction, performance, enforcement and dispute resolution of the Agreement shall be governed by the laws of the People’s Republic of China.

Article 10 Dispute Resolution

The Parties shall first endeavor to resolve any dispute arising out of or in connection with the Agreement through amicable negotiation. If the dispute fails to be resolved within thirty (30) days after the commencement of amicable negotiations or such longer period as the Parties may then agree, either Party may apply to the China International Economic and Trade Arbitration Commission (CIETAC) for arbitration to resolve the dispute in accordance with the CIETAC Arbitration Rules. The arbitration shall be conducted in Beijing. The arbitral award shall be final and binding on the Parties, and the Parties agree to be bound by and to enforce the arbitral award accordingly.

Article 11 Miscellaneous

1.

The failure of any Party to the Agreement to exercise its rights hereunder in a timely manner shall not be deemed as a waiver of such rights, nor shall it affect the exercise of such rights by such Party in the future.

2.

In the event that any provision contained in the Agreement (or portion thereof) is held to be invalid or unenforceable in any aspect, the remaining provisions of the Agreement shall remain in full force and effect.

3.	The Agreement shall be executed in two counterparts, and each Party holds one copy with equal legal validity.

4.	Matters not covered in the Agreement shall be settled by both Parties through separate negotiation.

(Remainder of page intentionally left blank, and signature page follows.)

(This page is the signature page of the Loan Agreement with no text)

Party A: Jinzhuo Hengbang Technology (Beijing) Co., Ltd.

[Jinzhuo Hengbang Technology (Beijing) Co., Ltd. company seal is affixed]

Party B: Beijing Tusen Weilai Technology Co., Ltd.

[Beijing Tusen Weilai Technology Co., Ltd. company seal is affixed]

Date: April 7, 2017